Exhibit 4(c).15

Rules of the
Westpac Banking Corporation
Deferral Share Plan

as adopted at a meeting of the Board of Directors on 30 April 2002 and subsequently amended by:

•                                         the Board on 9 August 2002;  and

•                                         The Board Remuneration Committee on 28 October 2002,11 December 2002 and 5 May 2003.

Allens Arthur Robinson

The Chifley Tower

2 Chifley Square

Sydney  NSW  2000

Australia

Tel  61  2 9230 4000

Fax  61  2 9230 5333

© Copyright Allens Arthur Robinson 2003

Rules of the Westpac Banking Corporation Deferral Share Plan

Table of Contents

1.	Purpose

2.	Definitions and interpretations

3.	Interpretation

4.	Invitation to acquire Shares
4.1 Issue
4.2 Request for remuneration preference
4.3 Discretion as to amount and value of Shares
4.4 Form of Invitation

5.	Application for Shares

6.	Right to discontinue

7.	Methods of Share Acquisition

8.	Acquisition of Shares by the Plan Company
8.1 Directions by the Board
8.2 Payment of contributions
8.3 Use of contributions

9.	Allocation of Shares
9.1 Bank’s action
9.2 Registered holder
9.3 Identification of funds
9.4 Non-acceptance of Application
9.5 Error in Allocation
9.6 Unallocated Shares

10.	Forfeiture of Shares
10.1 Breach, Fraud or Dishonesty
10.2 Forfeiture Mechanism

11.	Restrictions on dealing with Shares
11.1 Application of Holding Lock
11.2 Holding Lock restrictions
11.3 Enforcement by Board
11.4 Release Request
11.5 Release from Holding Lock

12.	Rights attaching to Shares
12.1 Ranking and Listing
12.2 Voting rights
12.3 Bonus Shares
12.4 Rights Issues

13.	Commencement and termination
13.1 Commencement
13.2 Termination and Suspension

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14.	Administration of the Plan

15.	Amendment of the Plan
15.1 By the Board
15.2 Listing Rules

16.	Issue limitations

17.	Law, Listing Rules and the Constitution

18.	Rights of Participants

19.	General
19.1 Advice
19.2 Relation of the Bank, Plan Company and Participants
19.3 Costs and Expenses
19.4 Dispute
19.5 Notices
19.6 Governing Law

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WESTPAC BANKING CORPORATION (ABN 33 007 457 141)

DEFERRAL SHARE PLAN

RULES

1.                                     Purpose

The Westpac Banking Corporation Deferral Share Plan has been established as an initiative for creating a stronger link between employee reward and increasing shareholder value by enabling Participants to have a greater involvement with, and share in, the future growth and profitability of the Bank.

2.                                     Definitions and interpretations

In this document the following terms have the following meanings:

Acquisition Date means in relation to Shares acquired under the Plan by, or for the benefit of, a Participant:

(a)                                  the date on which the Shares are allotted and issued to that Participant or, in the case of Shares purchased on behalf of that Participant, the name of that Participant is entered in the Bank’s register of members; or

(b)                                 such other date as may be determined by the Board in its discretion.

Application means an application on an Application Form by an Eligible Employee to acquire Shares under the Plan.

Application Form means the application form in such form as the Board may approve from time to time.

ASIC means the Australian Securities and Investments Commission.

ASIC Act means the Australian Securities and Investments Commission Act 2001 (Cth).

ASX means Australian Stock Exchange Limited (ABN 98 008 624 691).

Australian ADI means an authorised deposit-taking institution, as defined by section 5 of the Banking Act 1959 (Cth).

Bank means Westpac Banking Corporation (ABN 33 007 457 141) or any company that becomes the holding company of Westpac Banking Corporation.

Board means the board of directors of the Bank from time to time.

Bonus Shares means Shares to which a holder of Shares is entitled in any pro rata issue by the Bank to holders of Shares for which no consideration is payable by the holder.

Business Day means any day other than a Saturday, Sunday or other day on which commercial banking institutions in Sydney are authorised or required by law to be closed.

Charity means an entity where gifts or contributions to that entity are deductible in accordance with Division 30 of the Tax Act or any charitable organisation as determined by the Board from time to time.

Class Order means an instrument made by ASIC that exempts each person in a class of persons from the Corporations Act, the ASIC Act or any part of either or both, or that modifies the application of the Corporations Act, the ASIC Act or any part of either or both in particular circumstances.

Constitution means the Bank’s constitution as amended from time to time.

Corporations Act means the Corporations Act 2001 (Cth).

Disposal Restrictions means the restrictions on dealing with Shares as set out in clause 11.

Eligible Employee means an Employee whom the Board determines is to receive an Invitation under the Plan.  The Board may also determine at any time that an Employee who is located in a jurisdiction where it is, in the opinion of the Board, not reasonably practicable to invite participation in the Plan is not an Eligible Employee and that, until the Board determines otherwise, such Employee shall not receive an Invitation under the Plan.

Employee means:

(a)                                  any person who is in full-time or part-time employment of a Group Company; and

(b)                                 a non-executive director of the Bank.

Group Company means the Bank and any of its subsidiaries.

Holding Lock means a mechanism to prevent, in accordance with clause 11.2, dealings with Shares held by a Participant under the Plan during the Holding Lock Period with respect to those Shares.

Holding Lock Period means, in relation to Shares acquired under the Plan by, or for the benefit of, a Participant, the period from the Acquisition Date of those Shares until the earlier of:

(a)                                  the tenth anniversary of the Acquisition Date, or such other date as may be determined by the Board in its discretion;

(b)                                 the date on which the Participant ceases employment within the meaning of section 139CA(3) of the Tax Act;

(c)                                  the time of receipt by the Plan Company of a written consent of the Board approving a Release Request made by a Participant pursuant to clause 11.4; or

(d)                                 only if the Board determines in its absolute discretion, the date on which the Participant’s employer first ceases to be a Group Company.

Invitation means an invitation to apply to acquire Shares under the Plan, subject always to compliance with any Law.

Law means the applicable law of the jurisdiction in which an Eligible Employee is located at the time of receipt of an Invitation.

Listing Rules means the listing rules of the ASX as amended from time to time.

Market Price means:

(a)                                  in relation to the allocation of Shares acquired in On-Market Acquisitions, the average price per Share (rounded to the nearest whole cent, with one-half of one cent being rounded down) of all Shares so acquired by the Plan Company for the purposes of making that allocation to each of the relevant Participants; and

(b)                                 in relation to the allocation of Shares that have been or are to be acquired by way of allotment and issue by the Bank to the Plan Company for the purposes of making that allocation to each relevant Participant, the weighted average market price per Share of all Shares traded on the ASX during the one week period up to and including the day before the day on which the Shares are allocated to that Participant in accordance with clause 9.  The Board may exercise a discretion to include or exclude particular transactions from this calculation (e.g. “specials”) as it thinks fit.  If no Shares are traded on the ASX during that one week period, the price as determined by the Board.

On-Market Acquisition means the acquisition of Shares in the ordinary course of trading or otherwise on a Trading Day on the ASX.

Participant means:

(a)                                  an Eligible Employee who returns a duly completed Application Form in accordance with clause 5(a);

(b)                                 the legal personal representative of that Eligible Employee where that legal personal representative, having satisfied the requirements of the Constitution, is the shareholder named in the Bank’s register of members; or

(c)                                  if, because of the Bankruptcy Act 1966 (Cth) or equivalent legislation in any other jurisdiction, Shares (or any interests in Shares) held under the Plan that form part of the property of an Eligible Employee vest in the trustee of that Eligible Employee’s estate, that trustee, whether or not the name of that trustee had been entered in the Bank’s register of members.

Plan means the Westpac Banking Corporation Deferral Share Plan.

Plan Company means Employee Share Plan Pty Limited (ABN 93 068 131 260) or such other person nominated from time to time by the Board.

Release Request means a duly completed request executed by a Participant in a form approved by the Board from time to time, for permission from the Board to have released from a Holding Lock all or a specified number (being not less than a Minimum Parcel) of Shares held by that Participant under the Plan.

Rules means the rules of the Plan as set out in this document.

Sacrificed Amount means, in relation to each Participant, the amount foregone by that Participant by way of salary sacrifice of future gross remuneration, prospective bonus or prospective individual recognition award or any one or more of them in accordance with clause 4.2.

Security Interest means a mortgage, charge, pledge, lien or other encumbrance of any nature.

Shares means fully paid ordinary shares in the capital of the Bank.

Surplus Amount means, on each occasion Shares are acquired under the Plan on behalf of a Participant, the amount by which the aggregate of an amount equal to the Sacrificed Amounts attributable to that Participant (and not previously utilised in acquiring Shares under the Plan on behalf of that Participant) and any amount retained by the Bank in respect of that Participant pursuant to clause 8.3(c) exceeds the cost (inclusive of brokerage, Taxes and all other costs and expenses allocated to that Participant pursuant to a determination made under clause 19.3) of acquiring those Shares on behalf of that Participant.

Tax includes any tax, levy, impost, deduction, charge, rate, contribution, duty or withholding which is assessed (or deemed to be assessed), levied, imposed or made by any government or any governmental, semi-governmental or judicial entity or authority together with any interest, penalty, fine, charge, fee or other amount assessed (or deemed to be assessed), levied, imposed or made on or in respect of any or all of the foregoing.

Tax Act means the Income Tax Assessment Act 1936 (Cth) or the Income Tax Assessment Act 1997 (Cth) or both, as the context requires.

Trading Day means a day on which Shares are traded on the ASX.

Unallocated Shares means Shares acquired by the Plan Company at any time:

(a)                                      under clause 8.3(a) for the purposes of the Plan which have not been allocated to Participants under clause 9.1; and

(b)                                     under clause 9.5..

Year of Income means a period of 12 months ending on 30 June in any year and including the period commencing on the date of commencement of this Plan and terminating on the next 30 June and the period ending on the date of termination of the Plan and commencing on the preceding 1 July or any other period determined by the Board in its discretion.

3.                                     Interpretation

In this document unless the contrary intention appears:

(a)                                  a gender includes all genders;

(b)                                 the singular includes the plural and vice versa;

(c)                                  a reference to any legislation or to a provision of any legislation includes any modification or re-enactment of it, any legislative provision substituted for it and all regulations and statutory instruments issued under it;

(d)                                 headings are for convenience only and do not affect the interpretation of these Rules;

(e)                                  reference to a clause or paragraph is a reference to a clause or paragraph of these Rules, or the corresponding Rule or Rules of this Plan as amended from time to time;

(f)                                    where any word or phrase is given a definite meaning in these Rules, any part of speech or other grammatical form of that word or phrase has a corresponding meaning;

(g)                                 where the time for doing any act, matter or thing under these Rules falls on a day which is not a Business Day, it shall be done on the next succeeding Business Day; and

(h)                                 terms which are defined in the Corporations Act bear the same meaning when used in this document.

4.                                     Invitation to acquire Shares

4.1                              Issue

In its absolute discretion and subject to these Rules, the Board may from time to time issue or cause to be issued Invitations on behalf of the Bank to Eligible Employees.  The Board may further determine that those Invitations be made on a differential basis to Eligible Employees, different classes of Eligible Employees or to Eligible Employees within the same class, as the case may be.

4.2                              Request for remuneration preference

The Board may, in the Invitation, request an Eligible Employee to provide to the Board information relating to the Eligible Employee’s remuneration preference for a period specified by the Board, for the purposes of this Plan, including but not limited to the following matters:

(a)                                  the percentage or amount of the Eligible Employee’s future gross remuneration (as determined by the Board from time to time) which he or she wishes to be provided in the form of Shares under the Plan; and

(b)                                 the percentage of any prospective bonus or prospective individual recognition award of the Eligible Employee which he or she wishes to be provided in the form of Shares under the Plan.

4.3                              Discretion as to amount and value of Shares

The Board has absolute discretion, in relation to an Eligible Employee who has provided his or her remuneration preference in accordance with clause 4.2, in determining:

(a)                                  the percentage or amount (if any) of the Eligible Employee’s future gross remuneration (as determined by the Board from time to time), prospective bonus and /or prospective individual recognition award which may be the subject of an Invitation to acquire Shares under the Plan, up to the maximum percentage or amount notified by the Eligible Employee under clause 4.2; and

(b)                                 how Shares to be acquired under the Plan will be valued, whether based on the Market Price or other value determined by the Board in its discretion (which may include any brokerage, commission, Taxes or other transaction costs), for the purpose of determining the formula to be included in an Invitation to be made to the Eligible Employee.

4.4                              Form of Invitation

(a)                                  An Invitation may take any form determined by the Board from time to time and must specify or include the following information:

(i)                                    the date of the Invitation;

(ii)                                 the name of the Eligible Employee to whom the Invitation is made;

(iii)                              the maximum amount (or formula for calculating the maximum amount) that may be the Sacrificed Amount and the formula for calculating the number of Shares which the Eligible Employee is invited to apply;

(iv)                             the Disposal Restrictions which will attach to the Shares acquired by the Eligible Employee;

(v)                                the time period in which to make an Application in respect of the Invitation; and

(vi)                             any other material terms and conditions required by any Law and any relevant Class Order and any other terms and conditions applicable to the Invitation including the requirement that the Eligible Employee must continue to be and remain an Eligible Employee on the date that Shares are allocated under clause 9.

(b)                                 Eligible Employees will be issued an Application Form and such explanatory and other material in respect of the Plan as the Board considers appropriate, or as is required by Law and any relevant Class Order.

5.                                     Application for Shares

(a)                                  An Eligible Employee who receives an Invitation may only make an Application by returning the duly completed Application Form within the time period and as otherwise specified in the Invitation.

(b)                                 If, on returning the duly completed Application Form in accordance with paragraph (a) of this clause 5, the Eligible Employee’s employment or appointment with the Bank has not ceased, he or she:

(i)                                    becomes a Participant;

(ii)                                 offers to acquire Shares under the Plan in accordance with the terms of the Invitation, and

(iii)                              agrees to be bound by the Rules.

6.                                     Right to discontinue

(a)                                  A Participant may, at any time, by notice in writing to the Bank, elect to discontinue his or her participation in the Plan in respect of the remuneration preference provided to the Bank under clause 4.2(a).  Each such notice shall take effect 14 days after its receipt by the Bank.

(b)                                 A Participant may not discontinue his or her participation in the Plan in respect of the remuneration preference provided to the Bank under clause 4.2(b).

(c)                                  If on the date on which a notice under clause (a) takes effect, an unutilised Surplus Amount is being held by the Bank on behalf of that Participant, the Bank shall pay that amount (after deducting any necessary Tax)  to that Participant.

7.                                     Methods of Share Acquisition

Shares may be acquired for the purposes of the Plan:

(a)                                  by way of allotment and issue of Shares by the Bank to the Participant; or

(b)                                 by the Plan Company making an On-Market Acquisition.

8.                                     Acquisition of Shares by the Plan Company

8.1                              Directions by the Board

Subject to these Rules, the Listing Rules, the Constitution and any relevant Law to the contrary, the Plan Company must comply with any direction given to it by the Board as to the operation of the Plan.

8.2                              Payment of contributions

Any Group Company may pay to the Plan Company contributions as determined by the Board from time to time, by reference to the Sacrificed Amount for each Participant from that Group Company, to be used for the purposes of the Plan.

8.3                              Use of contributions

(a)                                  Upon receipt of contributions from a Group Company, the Plan Company must use such contributions to acquire Shares (and to meet any brokerage and Taxes allocated to Participants under clause 19.3) for Participants within a reasonable period (to be determined by the Board).

(b)                                 Pending the payment of contributions to the Plan Company for the purposes of acquiring Shares in respect of a Participant, the Bank shall ensure that an amount equal to the amount required for the acquisition of Shares is held in a trust account (Trust Account) conducted by the Bank with itself or with some other Australian ADI solely for the purposes of the Plan.  Moneys deposited in that account shall not earn any interest.

(c)                                  The Surplus Amount in respect of each Participant shall be retained by the Bank in the Trust Account and shall be:

(i)                                    added to future Sacrificed Amounts of that Participant and utilised in acquiring Shares on behalf of that Participant pursuant to this clause 8.3, provided that the Surplus Amount arose as a result of a remuneration preference under clause 4.2(a), or

(ii)                                 paid (after deducting any necessary Tax) to that Participant, provided that the Surplus Amount arose as a result of a remuneration preference under clause 4.2(b).

(d)                                 Any money held by the Plan Company at the end of a Year of Income shall be applied by the Plan Company, if so directed by the Board, in whole or in part for the benefit of:

(i)                                    the Bank; or

(ii)                                 one or more of the following beneficiaries as nominated by the Board:

(A)                             a provident, superannuation or retirement fund established and maintained by any Group Company for the benefit of all or any Employees;

(B)                               an employee share or option trust established and maintained by any Group Company for the benefit of all or any Employees;

(C)                               a trust established and maintained by any Group Company for the benefit of all or any Employees; or

(D)                              any Charity.

9.                                     Allocation of Shares

9.1                              Bank’s action

(a)                                  No Participant may be allocated more Shares than the number of Shares stated in, or determined in accordance with the formula stated in the relevant Invitation.

(b)                                 Where the number of Shares to be allocated under paragraph (a) of this clause 9.1 is not a whole number, the number shall be rounded down to the nearest whole number.

9.2                              Registered holder

Shares acquired pursuant to an Invitation are to be registered in the name of the Participant.

9.3                              Identification of funds

The Plan Company is not required to identify any Shares it purchases under the Plan with any particular funds it receives from any Group Company in respect of any Participant, but must allocate the Shares purchased among the relevant Participants as determined by the Board.

9.4                              Non-acceptance of Application

(a)                                  In the event that the Bank does not, under clause 9.1(a), allocate Shares to a Participant, the Bank shall:

(i)                                    provide notification to that Participant that it does not wish to accept that Participant’s Application in relation to those Shares;

(ii)                                 pay to that Participant an amount equal to the Sacrificed Amount (after deducting any necessary Taxes); and

(iii)                              undertake any other action as it sees fit.

(b)                                 If paragraph (a) of this clause 9.4 applies to a Participant, the Invitation to that Participant, and the Application by that Participant in relation to that Invitation, shall be deemed never to have been made.

9.5                              Error in Allocation

If any Share is allocated under this Plan in error or by mistake to a person (the Mistaken Recipient) who is not the intended recipient of that Share, the Mistaken Recipient shall have no right or interest, and shall be taken never to have had any right or interest, in that Share and shall hold that Share absolutely for the account of the Plan Company (the Beneficiary).  If directed by the Plan Company to do so, the Mistaken Recipient must as soon as practicable (and in any event within 10 Business Days of being so requested) transfer that share of the Mistaken Recipient in that Share to the Beneficiary.  Each Participant irrevocably appoints each officer of the Plan Company as the attorney of the Participant to execute and deliver any instrument of transfer or other document necessary or desirable to effect such a transfer from the Mistaken Recipient to the Beneficiary, and the Beneficiary shall hold such Shares solely for the purposes of the Plan.

9.6                              Unallocated Shares

If, after allocating Shares to Participants under clause 9.1, there remains Unallocated Shares, the Plan Company shall, if so directed by the Board:

(a)                                  allocate those Unallocated Shares to one or more Eligible Employees as nominated by the Board from time to time;  or

(b)                                 sell those Unallocated Shares and distribute the net sale proceeds to the Bank;  or

(c)                                  (i)            transfer those Unallocated Shares;

(ii)                                 sell those Unallocated Shares and distribute the net sale proceeds;  or

(iii)                              undertake any combination of paragraph (i) or paragraph (ii),

to one or more of the following beneficiaries as nominated by the Board:

(iv)                             a provident, superannuation or retirement fund established and maintained by any Group Company for the benefit of all or any Employees;

(v)                                an employee share or option plan, scheme or trust established and maintained by any Group Company for the benefit of all or any Employees;

(vi)                             a plan, scheme or trust established and maintained by any Group Company for the benefit of all or any Employees;  or

(vii)                          any Charity;  or

(d)                                 undertake any combination of paragraphs (a), (b) and (c).

10.                              Forfeiture of Shares

10.1                       Breach, Fraud or Dishonesty

Unless the Board determines otherwise, a Participant forfeits any right or interest in Shares held by that Participant at that time under the Plan subject to a Holding Lock if, in the opinion of the Board, the Participant has acted fraudulently or dishonestly or is in material breach of his or her obligations to any Group Company.

10.2                       Forfeiture Mechanism

Unless the Board determines otherwise, any Shares or right or interest in Shares forfeited by a Participant under this clause 10 will, upon forfeiture, be transferred by the Plan Company on behalf of that Participant to one or more Eligible Employees as nominated by the Board from time or, if so directed by the Board, the Plan Company shall:

(a)                                  sell those Shares and distribute the net sale proceeds to the Bank;  or

(b)                                 (i)            transfer those Shares;

(ii)                                 sell those Shares and distribute the net sale proceeds;  or

(iii)                              undertake any combination of paragraph (i) or paragraph (ii),

to one or more of the following beneficiaries as nominated by the Board:

(iv)                             a provident, superannuation or retirement fund established and maintained by any Group Company for the benefit of all or any Employees;

(v)                                an employee plan, scheme or trust established and maintained by any Group Company for the benefit of all or any Employees;

(vi)                             a plan, scheme or trust established and maintained by any Group Company for the benefit of all or any Employees;  or

(vii)                          any Charity;  or

(c)                                  undertake any combination of paragraphs (a) and (b).

The Plan Company may in its absolute discretion pay to that Participant the sum of $1.00 for all the Shares forfeited under this clause.  Each Participant irrevocably appoints each officer of the Plan Company as the attorney of the Participant to execute and deliver any instrument of transfer or other document necessary or desirable to effect any transfer on behalf of the Participant under this clause.

11.                              Restrictions on dealing with Shares

11.1                       Application of Holding Lock

A Holding Lock will be applied by the Bank to all Shares held by a Participant under the Plan for the duration of the Holding Lock Period and the Participant:

(a)                                  agrees that the Shares so held by the Participant will be subject to a Holding Lock for the duration of the Holding Lock Period; and

(b)                                 undertakes not to make a Release Request (or permit or authorise another person to do so) if the Participant has not held the Shares under the Plan for at least 12 months, unless that Release Request is made on the grounds of hardship suffered or being suffered by the Participant.

The Board has an absolute discretion as to whether or not a Release Request made by a Participant will be approved and any such approval may be granted subject to one or more conditions.

11.2                       Holding Lock restrictions

While subject to a Holding Lock, Shares acquired and held under the Plan by or for the benefit of a Participant cannot be transferred by the Participant and the Participant must not grant (or purport to grant) any Security Interest in or over or otherwise dispose of or deal with (or purport to otherwise dispose or deal with) any Shares acquired under the Plan or any interest in any Shares acquired under the Plan held by the Participant.

11.3                       Enforcement by Board

The Board shall be entitled to prescribe, take and enforce such action, steps or arrangements as it considers necessary, desirable or appropriate to enforce or give further effect to the provisions of clauses 11.1 and 11.2 so as to ensure the Disposal Restrictions are satisfied.

11.4                       Release Request

A Participant shall be entitled to submit a Release Request to the Board in respect of that Participant’s Shares at any time either:

(a)                                  after the first anniversary of the Acquisition Date; or

(b)                                 prior to the first anniversary of the Acquisition Date only if the Release Request has been made by that Participant on the grounds of hardship suffered or being suffered by that Participant.

11.5                       Release from Holding Lock

If a Release Request by a Participant is approved by the Board under clause 11.1, the Board shall release those Shares from the Holding Lock within a reasonable period from the date of receipt of the Release Request and remove those Shares from the Plan.

At any time after the first anniversary of the Acquisition Date of a Participant’s Shares, the Board shall be entitled to approve the release of those Shares from the Holding Lock, without having received a Release Request from that Participant, and remove those Shares from the Plan.

12.                              Rights attaching to Shares

12.1                       Ranking and Listing

(a)                                  A Participant is entitled to receive any dividend or other distributions paid or made on Shares held by that Participant under the Plan.  This applies notwithstanding the application of a Holding Lock.

(b)                                 If Shares are allotted under this Plan, they will, from the date of allotment, rank equally with all other issued Shares.  The Bank will apply for official quotation of these Shares on each stock exchange on which Shares are quoted.

12.2                       Voting rights

A Participant may exercise any voting rights attaching to the Shares held by that Participant under the Plan, or may appoint a proxy to represent and vote for him or her, at any meeting of the members of the Bank.  This applies notwithstanding the application of a Holding Lock.

12.3                       Bonus Shares

(a)                                  Any Bonus Shares in respect of Shares (the Original Shares) that, at the closing date for determining entitlements to those Bonus Shares, are allocated to that Participant under the Plan and registered in the name of that Participant, shall also be held by that Participant under the Plan and be subject to a Holding Lock.

(b)                                 Bonus Shares shall be deemed to be subject to the same Disposal Restrictions for the purposes of this Deed as if they were the Original Shares.

(c)                                  The Plan Company will not sell the Bonus Shares or transfer them to the Participant unless the Plan Company sells or transfers the Original Shares.

12.4                       Rights Issues

A Participant is entitled to:

(a)                                  participate in any pro rata rights issue of Shares made to existing Shareholders by the Bank in respect of Shares held under the Plan; and

(b)                                 sell any renounceable rights acquired in respect of Shares held by the Participant under the Plan.

13.                              Commencement and termination

13.1                       Commencement

The Plan takes effect from the date of resolution by the Board adopting the Plan or as such later date as may be specified by the Board in that resolution.

13.2                       Termination and Suspension

The Board may terminate or suspend the operation of the Plan at any time by resolution of the Board, provided that in the case of termination all Shares then subject to a Holding Lock shall be released from the Holding Lock on the date of termination or on such other date specified in that resolution.

14.                              Administration of the Plan

(a)                                  The Plan shall be administered by the Board which shall have power to delegate to any one or more persons (including, but not restricted to a committee of the Board) for such period and on such conditions as the Board may determine the exercise of its powers or discretions arising under the Plan.

(b)                                 The Board may at any time and from time to time:

(i)                                    give directions to any one or more persons appointed under paragraph (a) of this clause 14 as to the manner of the exercise of any discretions under these Rules or the Plan; and

(ii)                                 amend any of those directions,

and where the Board has given such a direction, the person or persons (as the case may be) must exercise the relevant discretion in accordance with that direction.

(c)                                  The Board shall have power to:

(i)                                    determine appropriate procedures for administration of the Plan consistent with the provisions of these Rules; and

(ii)                                 resolve conclusively all questions of fact or interpretation and all calculations arising in connection with the Plan.

(d)                                 The Board may at any time appoint or engage specialist service providers for the operation and administration of the Plan.

(e)                                  The Board shall ensure a complete register of Participants is maintained to facilitate efficient management and administration and to comply with regulatory reporting requirements.

15.                              Amendment of the Plan

15.1                       By the Board

Subject to clause 15.2, the Board may at any time and from time to time by resolution:

(a)                                  amend all or any of these Rules or all or any of the rights or obligations of the Participants or any of them; and

(b)                                 formulate (and subsequently amend) special terms and conditions, in addition to those set out in these Rules, to apply to Eligible Participants employed in, resident in, or who are citizens of, countries other than Australia.  Each of such sets of special terms and conditions shall be restricted in its application to those Eligible Participants employed in, resident in, or who are citizens of the foreign country or countries specified by the Board, and may be revoked, added to or varied under paragraph (a) of this clause 15.1.

15.2                       Listing Rules

The Board’s exercise of its powers under clause 15.1 is subject to any restrictions or procedural requirements relating to the amendment of the rules of an employee incentive scheme imposed by the Listing Rules and applicable to the Plan or the Shares, as the case may be, unless those restrictions or requirements are relaxed or waived by the ASX or any of its delegates either generally or in a particular case or class of cases and either expressly or by implication.

16.                              Issue limitations

(a)                                  The total number of unissued Shares which may be offered at any time to Eligible Employees under the Plan shall not exceed the maximum permitted under any Class Order providing relief from the prospectus regime of the Corporations Act to ensure compliance with such Class Order.

(b)                                 Shares may not be offered under the Plan to an Eligible Employee to the extent that, immediately following acceptance of the Shares, either the Eligible Employee would hold a legal or beneficial interest in more than five percent (5%) of the Shares or would be in a position to cast, or control the casting of, more than five percent (5%) of the maximum number of votes that might be cast at a general meeting of the Bank.

17.                              Law, Listing Rules and the Constitution

The Rules and all offers and issues of Shares under the Plan are subject to the Law, the Listing Rules and the Bank’s Constitution, each as in force from time to time.

18.                              Rights of Participants

Nothing in these Rules:

(a)                                  confers on any Eligible Employee the right to continue as an employee of any Group Company;

(b)                                 confers on any Employee the right to become or remain an Eligible Employee or to participate under the Plan;

(c)                                  affects any rights which a Group Company may have to terminate the employment of an Eligible Employee;

(d)                                 may be used to increase damages in any action brought against any Group Company in respect of any such termination; or

(e)                                  confers any responsibility or liability on any Group Company or its directors, officers, employees, representatives or agents in respect of any taxation liabilities of the Eligible Employees.

19.                              General

19.1                       Advice

Eligible Employees should obtain their own independent advice on the financial, taxation and other consequences to them of or relating to participation in the Plan, the acquisition of Shares under the Plan and the subsequent disposal of those Shares.

19.2                       Relation of the Bank, Plan Company and Participants

(a)                                  The Plan Company acts as principal in the operation of the Plan and not as an agent of the Bank or of Participants.

(b)                                 In receiving contributions under clause 8.3(b) and when acquiring or arranging for the issue of Shares and when acquiring and dealing with Unallocated Shares, but not otherwise, the Plan Company acts as trustee for the relevant Participant until such time as those Shares have been acquired, allocated to that Participant and registered in that Participant’s name.  All other fiduciary obligations and duties of the Plan Company to any Participant that might otherwise be implied or imposed by law or equity are expressly excluded to the extent permitted by law, including without limitation any such obligation or duty arising under any statute.

(c)                                  The Plan Company is not a trustee for the Bank or, except as provided by paragraph (b) of this clause 19.2, any Participant.

19.3                       Costs and Expenses

With the exception of brokerage and Taxes that may be levied on the Plan Company in respect of the purchase of Shares on behalf of a Participant under this Plan, a Participant will not be liable for any costs incurred by the Plan Company in connection with the implementation and administration of the Plan unless the Board in its discretion determines otherwise.  If the Board so determines, the Board must inform the Participant prior to allocating any such expense to a Participant.

Subject to the preceding paragraph, the Bank will pay all expenses, costs and charges in relation to the establishment, implementation and administration of the Plan, including all costs incurred in or associated with the allotment and issue or purchase of Shares (except for brokerage and Taxes which are allocated to Participants) for the purposes of the Plan.

19.4                       Dispute

Any disputes or differences of any nature arising under the Plan shall be referred to the Board and its decision shall be final and binding in all respects.

19.5                       Notices

Any notice, instruction or direction given under or pursuant to these Rules:

(a)                                  is validly given if it is handed to the addressee, faxed to the addressee at the fax number last notified by that person or posted ordinary prepaid post (first class airmail if to an overseas address) to the last known address of the addressee;

(b)                                 must be signed by the sender or a person duly authorised by the sender;

(c)                                  except as provided in paragraph (d), will be taken to have been given:

(i)                                    in the case of personal delivery, when personally received;

(ii)                                 in the case of post to a domestic address, three Business Days after posting;

(iii)                              in the case of post to an overseas address, seven Business Days after posting; or

(iv)                             in the case of a fax, on production of a transmission report by the machine from which the fax was sent that indicates that the fax was transmitted in its entirety to the fax number of the addressee, unless it is personally received or faxed after 5.00 pm on any day, in which case it shall be deemed to be received or faxed on the next succeeding Business Day; and

(d)                                 in the case of any Application Form or a Release Request, that application or request will not be taken to have been received by or on behalf of the Bank until it is actually received by the Bank at the address nominated from time to time by the Board.

19.6                       Governing Law

This Plan and the rights of Participants under its Rules are governed by the laws in force in New South Wales.